                                                                Exhibit 10.12(n)

               CYTEC SUPPLEMENTAL SAVINGS AND PROFIT SHARING PLAN

                   (As restated effective  December 29, 1999)

     Effective as of November 1, 1994, Cytec Industries Inc. (the "Company") established the Cytec Supplemental Savings and Profit Sharing Plan (the "Supplemental Savings Plan"). The Supplemental Savings Plan was restated in its entirety effective May 13, 1996 and amended effective January 1, 1997 and January 1, 1998. The Company is again restating the Supplemental Savings Plan in its entirety effective December 29, 1999 to incorporate the preceding amendments, to increase the deferral amount, to expand the distribution options, to offer withdrawal options, and to permit Members to choose the earnings crediting rate for their account with reference to specified investment vehicles. Additionally, the restatement incorporates a provision effective December 1, 1999 which allows Eligible Employees to become Members within thirty days after their first date of employment.

     The Supplemental Savings Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The purpose of the Supplemental Savings Plan is to provide certain employees whose annual base pay exceeds the limit of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, with the ability to defer up to 15% of their annual base pay and to receive the full employer matching contribution and profit sharing contribution which would otherwise be limited by the maximum compensation cap or the limit on annual additions.

The Supplemental Savings Plan is not a qualified plan under the Code and benefits are paid by or on behalf of the Company.

                                   ARTICLE I

                                  Definitions

     1.1 "Account Balance" means the sum of the Member's salary deferrals, matching contributions, profit sharing contributions and earnings credited thereon in accordance with the terms of this Plan.

     1.2 "Administrator" means the Vice President of Human Resources of the Company, or any other person or committee selected from time to time by the Board of Directors.

     1.3 "Board of Directors" means the Board of Directors of Cytec Industries Inc.

     1.4 "Change in Control" has the same meaning as under the Employees' Retirement Plan.

     1.5  "Code" means the Internal Revenue Code of 1986, as amended.

     1.6  "Company" means Cytec Industries Inc.

     1.7 "Compensation" means compensation as defined in the Savings Plan without consideration of the limit on compensation under Section 401(a)(17) of the Code.

     1.8 "Eligible Employee" means, effective December 1, 1999, any person employed by the Employer who has thirty (30) days of service with the Employer and whose annual rate of base pay as of the later of their date of hire or December 1 of the preceding year is equal to or greater than the limit on compensation under Section 401(a)(17) of the Code.

     1.9 "Employees' Retirement Plan" means the Cytec Salaried and Nonbargaining Employees' Retirement Plan, as amended from time to time.

     1.10 "Employer" means the Company, D Aircraft Products, Inc., Cytec Fiberite Inc., any successors thereto, and any of the Company's subsidiaries which adopts the Plan with the consent of the Board of Directors.

     1.11  "Member" means an Eligible Employee who becomes a Member pursuant to
Article II.

     1.12 "Plan" means this Cytec Supplemental Savings and Profit Sharing Plan, as set forth herein, as amended from time to time.

     1.13 "Plan Year" means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

     1.14 "Savings Plan" means the Cytec Employees' Savings and Profit Sharing Plan, as amended from time to time.

     1.15 "Special Change in Control" shall have the same meaning as "Change in Control" except that the reference to "20" in subsection (i) of the definition of "Change in Control" in the Employees' Retirement Plan shall be replaced with "50%."

     1.16 "Valuation Date" means each day on which the New York Stock Exchange is open for the trading of securities.

     1.17 "Years of Service" means Years of Service as defined under the Savings Plan.

     1.18 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.

                                   ARTICLE II

                                 Participation

     2.1  Election.   An Eligible Employee will become a Member effective as of
          ---------
the date a profit sharing contribution is credited to his account pursuant to
Article IV or the date he elects to defer a portion of his Compensation to this Plan pursuant to Article III.

     2.2  Continuance of Participation.   After an Eligible Employee becomes a
          -----------------------------
Member of this Plan, his membership shall continue until his death, the termination of his employment, or the date his Employer ceases to be a member of the controlled group of corporations which include the Company; provided that termination of membership shall not affect the Eligible Employee's right to be credited with any matching and profit sharing contributions to be made with respect to his period of employment.

                                  ARTICLE III

                             Savings Contributions

     3.1  Deferral Election.   During the sixty day period prior to the
          ------------------
commencement of each Plan Year, a Member may elect to defer up to 15% of his Compensation less the amount contributed by the Member to the Savings Plan for that Plan Year whether made on a before-tax or after-tax basis. An Employee who is hired during the Plan Year and qualifies as an Eligible Employee may submit his initial deferral election with respect to the Plan to the Administrator within thirty (30) days of his date of hire. A Member may not modify his deferral election during the Plan Year other than to revoke his election for the balance of the Plan Year. A Member's initial deferral election shall be deemed to apply to all succeeding calendar years until changed by the Member during a subsequent election period; provided, however, that if a Member takes a hardship withdrawal from the Savings Plan which subjects the Member to the requirement that elective deferrals to all plans maintained by the Employer be discontinued, the

Member's deferral election will be treated as revoked under this Plan for the applicable twelve month period.

     3.2  Matching Contribution.   With respect to any Member who is eligible to
          ----------------------
receive matching contributions under the Savings Plan and who makes a deferral election pursuant to Section 3.1, the Company shall credit to his account a matching contribution equal to 75% of the first 4% contributed by the Member to the Savings Plan and this Plan, whether made on a before-tax or after-tax basis, less the amount of matching contribution allocated to the Member under the Savings Plan for the Plan Year. Matching contributions under this Section shall be credited at the same time the monthly matching contributions are contributed to the Savings Plan.

                                   ARTICLE IV

                          Profit Sharing Contributions

     Each Eligible Employee who has not made a deferral election pursuant to
Section 3.1 and each Member shall receive a Profit Sharing Contribution equal to the amount of the profit sharing contribution that would have been made on the Member's behalf under the Savings Plan if he is eligible to receive profit sharing contributions under the Savings Plan, without respect to the limitations imposed by the Code for that Plan Year under Sections 401(a)(17) and 415, minus the amount actually contributed on his behalf under the Savings Plan for that Plan Year.

                                   ARTICLE V

                                Member Accounts

     5.1  Establishment; Crediting of Amounts Deferred.  An account will be
          --------------------------------------------
established for each Member to reflect the amount credited to a Member as a deferral pursuant to Section 3.1 on the approximate date on which such amounts would have been paid to the Member but for the

Member's election to defer receipt hereunder, as well as the amount of matching contribution and profit sharing contribution which is credited to the Member's Account Balance pursuant to Section 3.2 and Article IV respectively. The amounts of hypothetical income and appreciation and depreciation in value of such Account Balance will be credited and debited to, or otherwise reflected in, such Account Balance on a daily basis. Unless otherwise determined by the Administrator, amounts credited to an Account Balance shall be deemed invested in a hypothetical investment as of the date of deferral, the matching contribution or the profit sharing contribution.

     5.2  Hypothetical Investment Options. Amounts credited to a Member's
          -------------------------------
Account Balance shall be deemed to be invested, at the Member's direction, in one or more investment options as may be specified from time to time by the Administrator on Appendix A. The Administrator may change or discontinue any hypothetical investment option available under the Plan in its discretion; provided, however, that, subject to the authority of the Administrator to disregard the directions of any Member, each affected Member is given the opportunity, without limiting or otherwise impairing any other right of such Member regarding changes in investment directions, to redirect the allocation of his or her Account deemed invested in the discontinued investment option among the other hypothetical investment options, including any replacement option.

     5.3  Allocation and Reallocation of Hypothetical Investments.  A Member may
          -------------------------------------------------------
allocate amounts credited to his or her Account Balance to one or more of the hypothetical investment options authorized under the Plan. Subject to the rules established by the Administrator, a Member may reallocate amounts credited to his or her Account Balance as of any Valuation Date up to ten (10) times per calendar quarter, in accordance with the directions provided by the Administrator for making such change no later than the date specified by the Administrator for effecting a change as of a particular valuation date. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Members into or out of specified investment options or specify minimum amounts that may be allocated or reallocated by Members.

     5.4.  Trusts.  The Company may, in its discretion, establish one or more
           ------
Trusts (including sub-accounts under such Trusts), and initially deposit therein amounts of cash or other property not exceeding the amount of the Company's obligations with respect to a Member's Account established under this Section 5. In such case, the amounts of income, appreciation and depreciation in value of such Account Balance shall be determined by the Administrator, based upon the hypothetical investment elections made by Members. Other provisions of the Plan notwithstanding, the timing of allocations and reallocations of assets in such Account Balance, and the investment options available with respect to such Account Balance, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust, all as determined in the sole discretion of the Administrator. The Trust's investment vehicles may include such other assets as may be selected from time to time.

                                   ARTICLE VI

                                    Vesting

     A Member's Account Balance attributable to matching and profit sharing contributions shall vest in accordance with the rules of the Savings Plan; provided, however, that in the event of a Change in Control a Member shall immediately become fully vested in his Account Balance. Account Balances attributable to a Members' salary deferrals under Section 3.1 shall be fully vested at all times.

                                  ARTICLE VII

                                 Death Benefits

     Upon the death of the Member, his entire Account Balance shall become fully vested and shall be paid to his designated beneficiary. If the Member fails to designate a beneficiary, the Account Balance shall he distributed to the Member's estate.

                                  ARTICLE VIII

                         Form and Time of Distribution

     8.1  Time of Payment.   Distribution will be made in installments in
          ----------------
accordance with the installment method selected by the Member under Section 8.2., unless the Member's Account Balance is subject to immediate distribution in accordance with the exception for small Account Balances set forth in Section 8.3.

     8.2  Form of Distribution.   The Member's Account Balance shall be
          ---------------------
distributed in installments in accordance with the Member's election over a period of five years or fifteen years following the Member's termination of employment or retirement. The Member may choose between five annual installments payable on the anniversary date of the Member's termination of employment or retirement, or sixty quarterly installments payable on the last day of each calendar quarter. In the event the Member chooses to have his Account Balance distributed in quarterly installments, each payment shall equal the Member's Account Balance as of the end of the applicable quarter divided by the number of installment payments remaining in the sixty quarter period, less any applicable withholding. In the event the Member chooses to have his Account Balance distributed in annual installments, each payment shall equal the Member's Account Balance as of the end of the applicable twelve month period divided by the number of installment payments remaining in the five year period, less any applicable withholding. A Member may, by written request to the Administrator, request acceleration of all remaining installments at any time after payments commence and prior to receipt of the last installment.

     The Administrator shall solicit an installment election from every Member by January 31, 2000. Eligible Employees who become Members after that date shall make an installment election within the thirty day period after they become Members. A Member may change his installment election up until the twelve month period preceding the date of termination or retirement. Changes made during the twelve month period preceding termination or retirement will be ignored.

     8.3  Lump Sum Distribution of Small Amounts.   If the Member's Account
          --------------------------------------
Balance as of the date of his termination of employment or retirement is under $40,000, the Administrator shall immediately distribute the Member's Account Balance to him in a lump sum, less any applicable withholding, notwithstanding the terms of the Member's installment election pursuant to Section 8.2.

     8.4  Special Change in Control.   Notwithstanding Section 8.1, if there
          --------------------------
occurs a Special Change in Control, the Member's Account Balance as of the date of such Special Change in Control (or, if later, as of the date of distribution) will be distributed immediately in a single lump sum. Such distribution will include hypothetical income, appreciation and depreciation computed in accordance with Section 5.2 through the Valuation Date preceding the date of distribution. Such distribution shall not affect the Member's continuing membership in this Plan under Section 2.2.

                                   ARTICLE IX

                                  Withdrawals

     9.1  Hardship Distributions.  Other provisions of the Plan notwithstanding,
          ----------------------
if, upon the written application of a Member, the Administrator determines that the Member has suffered a hardship within the meaning of the Savings Plan, then the Administrator may authorize a hardship distribution hereunder. A distribution hereunder will be made on account of hardship only if the distribution is both made on account of an immediate and heavy financial need of the Member, and the distribution amount is necessary to satisfy the financial need, all as determined by the Administrator using the Treasury Regulations as a guide, and the distribution amount is at least $5,000.

     9.2  Non-Scheduled In-Service Distributions.  Other provisions of the Plan
          --------------------------------------
notwithstanding, a Member may at any time request a distribution of some or all of his or her vested Account (with a minimum distribution amount of $5,000) for any reason. In such event, however, ten percent (10%) of the amount taken as a withdrawal from the Member's Account Balance will be forfeited and not paid to the Member, and the Member may make no further deferrals for a twelve month period measured from the date of the withdrawal. Withdrawals made pursuant to this Section 9.2 will be paid as soon as administratively practicable following approval of the Administrator.

                                   ARTICLE X

                                Administration

     10.1  Administrator.   The Administrator shall supervise the daily
           --------------
management and administration of the Plan. The Administrator shall serve without compensation.

     10.2  Responsibilities and Powers of the Administrator.
           -------------------------------------------------

     The Administrator shall have the responsibility:

          (a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Administrator hereby or necessary to carry out the provisions thereof;

          (b) To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan; and

          (c) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

     10.3  Operation of the Administrator
           ------------------------------
     In carrying out the Administrator's functions hereunder:

          (a) The Administrator may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof;

          (b) Written records shall be kept of all acts and decisions;

          (c) The Administrator may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a fiduciary;

          (d) The Administrator shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as he, in his sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of his duties; and

          (e) The Administrator will furnish statements to each Member reflecting the amount credited to a Member's Account and transactions therein not less frequently than once each calendar quarter.

     10.4  Claim and Appeal Procedure.  The Administrator shall provide adequate
           ---------------------------
notice in writing to any Member or to any Beneficiary ("Claimant") whose claim for benefits under the Plan has been denied. The Administrator's notice to the Claimant shall set forth:

          (a) The specific reason for the denial;

          (b) Specific references to pertinent Plan provisions upon which the Administrator based its denial;

          (c) A description of any additional material and information that is needed;

          (d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator's notice of denial of benefits. The Administrator's notice must further advise the Claimant that his failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator's determination final, binding and conclusive; and .

          (e) The name and address to whom the Claimant may forward his appeal.

     If the Claimant should appeal to the Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review.

     10.5  Indemnification.  In addition to any other indemnification that a
           ----------------
fiduciary, including but not limited to the Administrator, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities with respect to this Plan under any aspects of the law.

                                   ARTICLE XI

                                 Miscellaneous

     11.1  Benefits Payable by the Employer.   All benefits payable under this
           ---------------------------------
Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer or, if applicable, from a grantor trust established by the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting its obligations under the Plan. Any such investments shall be assets of the Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to or interest in any such investments.

     11.2  Amendment or Termination.
           -------------------------

     (a) The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member's Account Balance as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member's Account Balance cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Administrator, to the extent that the Board of Directors has specifically delegated the authority to make such amendment to the Administrator.

     (b) If the Plan is terminated, a determination shall be made of each Member's Account Balance as of the Plan termination date (determined in accordance with Section 11.2(a)). The amount of such benefits shall be immediately payable to each Member.

     11.3  Status of Employment.   Nothing herein contained shall be construed
           ---------------------
as conferring any rights upon any Member or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Member or to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

     11.4  Payments to Minors and Incompetents.   If a Member or beneficiary
           ------------------------------------
entitled to receive any benefits hereunder is a minor or is deemed by the Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent legally appointed person as the Administrator might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

     11.5  Tax Withholding.  The Company and any subsidiary or affiliated
           ---------------
entity shall have the right to deduct from amounts otherwise payable in settlement of an Account Balance and any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

     11.6  Limitation.  A Member and his or her Beneficiary shall assume
           ----------
all risk in connection with any decrease in value of the Account Balance and neither the Company or any subsidiary or affiliated entity, the Committee nor the Administrator shall be liable or responsible therefor.

     11.7  Construction.  The captions and numbers preceding the sections
           ------------
of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and male references shall include female and neuter, and vice versa.

     11.8  Severability.  In the event that any provision of the Plan shall
           ------------
be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

     11.9  Status.  The establishment and maintenance of, or allocations
           ------
and credits to, the Account Balance of any Member shall not vest in any Member any right, title or interest in and to any specific assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

     11.10  Inalienability of Benefits.   The right of any person to any benefit
            --------------------------
or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

     11.11  Governing Law.   Except to the extent pre-empted by federal law, the
            -------------
provisions of the Plan will be construed according to the laws of the State of New Jersey.

                                   APPENDIX A

     Effective December 29, 1999, the following Investment Options have been selected by the Administrator for the hypothetical investment of a Member's Account Balance:
     Vanguard Prime Money Market Fund
     Vanguard LIFEStrategy Fund Conservative Growth Portfolio
     Vanguard LIFEStrategy Fund Growth Portfolio
     Vanguard Balanced Index Fund
     Vanguard Index Trust - 500 Portfolio
     Vanguard Explorer Fund
     Vanguard International Growth Portfolio